Exhibit 99.1

Q3 2021

Shareholder Report

Q3 2021 Shareholder Report

Contents

03 Shareholder Report

04 Market Demand Drivers and Execution

06 Geographic Expansion

08 Technology Segments

09 Gross Margin Expansion

11 Navigating the Supply Chain

12 Cloud-Native Broadband Experience and Service Management

13 Balance Sheet Highlights

14 Fourth Quarter 2021 and Full Year 2021 Guidance

15 Conference Call

15 Investor Inquiries

16 About DZS

16 Forward-Looking Statements

16 Use of Non-GAAP Financial Information

19 Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)

20 Unaudited Condensed Consolidated Balance Sheets

21 Unaudited Reconciliation of GAAP to Non-GAAP Results

22 Unaudited Reconciliation of GAAP to Non-GAAP Guidance

2

Q3 2021 Shareholder Report

Monday, November 1, 2021

DZS shareholders,

DZS continues to aggressively pursue what we believe is a multi-year communications infrastructure upgrade cycle where 10 gigabit technologies for symmetric optical broadband services are rapidly replacing sub gigabit-class and legacy copper infrastructures for the connected home and enterprise. Simultaneously, the proliferation of 5G networks is creating demand for fiber-connected densification for packet-based network transport.

These two technology shifts are transforming the global communications landscape enabling high-speed fixed and mobile broadband services that unleash the next wave of innovation and experience-driven applications and services for homes, buildings and cities. DZS’ next generation broadband connectivity, IP switching, Open RAN (O-RAN) xHaul and cloud-native software solutions from DZS are gaining momentum across global markets.

Over the past four quarters, we have delivered record orders, revenue and backlog. The third quarter of 2021 financial results underscore the company’s ability to navigate a challenging supply chain environment while executing across our four growth pillars: XGS-PON, 5G Open RAN, North America/EMEA expansion and China equipment supplier replacement. InQ3 2021, we achieved the following headline results:

•	Third consecutive quarter with orders exceeding $100 million
•	Record order backlog
•	Sequential revenue increase and year-to-date performance outpacing the same period of 2020
•	Best GAAP gross margin since Q1 of 2018

During the third quarter, we continued to advance our people, product, systems and growth initiatives established twelve months ago. Our product rationalization and globalization initiatives have resulted in an over 60% reduction in hardware SKUs - reducing supply chain risk, increasing product margins, allocating more R&D resources to new platform and software solutions and creating more focus for our global sales and system integrators.

3

Q3 2021 Shareholder Report

From an innovation perspective, we recently introduced DZS Xperience, a software-as-a-service (SaaS) platform and portfolio of next generation residential and business Wi-Fi 6 gateways integrated with Plume’s A.I. driven, adaptive, and self-optimizing Wi-Fi tools, secure parental and access controls, and motion aware services.

DZS Xperience complements our DZS Cloud network-as-a-service (NaaS) software portfolio consisting of fixed and mobile orchestration, automation, self-aware and service assurance software modules.

We expect our newly launched software defined service delivery platforms to create incremental revenue growth and margin expansion opportunity with our installed base of more than 20 million broadband edge access and residential gateway platforms.

Market Demand Drivers and Execution

DZS operates in a market that we believe is in the early innings of an extended investment cycle. This communication infrastructure upgrade cycle encompasses multiple domains across fixed broadband and mobile networks. We anticipate this investment cycle and technology shift to create growth opportunity for the foreseeable future.

•	Broadband Connectivity: GPON à XGS-PON
•	Connected Home and Business: Wi-Fi 5 à Wi-Fi 6
•	Mobile Transport: 4G à 5G and proprietary à Open RAN
•	Software: Proprietary hardware systems à Open, cloud-native, network and subscriber-based software solutions

Q3 2021 Key Financial Results

Key Financial Results
Three Months Ended September 30, 2021
($ in millions, except per share amounts)	GAAP amount	Adjusted (Non-GAAP) amount(1)	Q3 2021 Guidance
Net revenue	$88.4	$88.4	$85M - $90M
Gross margin %	36.4%	36.8%	33.0% - 34.5%
Operating expense	$38.3	$27.4	$27.0M - $28.0M
Net income (loss)	($5.9)	$4.4
Diluted Net income (loss) per share	$(0.22)	$0.16
Adjusted EBITDA(2)		$5.1	$0.0M - $4.0M

Quarterly data may not sum to full year data due to rounding.
(1) GAAP Net revenue included for presentation purposes only.
(2) Adjusted EBITDA represents a non-GAAP financial measure; see discussion below, as well as a reconciliation to the comparable GAAP measure in the financial tables attached to this shareholder letter.

We are pleased to share that Q3 2021 revenue of $88.4 million was above the mid-point of guidance, while our Adjusted Gross Margin of 36.8% and Adjusted EBITDA of $5.1 million exceeded the high end of our guidance range.

4

Q3 2021 Shareholder Report

During the third quarter of 2021, our order growth continued at an elevated pace, increasing 47% year-over-year to $124.5 million and bringing year-to-date orders to $369.5 million – surpassing full-year 2020 results and representing an increase of 69% year-over-year. North America delivered over 130% year-over-year order growth in the third quarter, which reflects positive market dynamics along with share gains derived from our go-to-market strategy and new product introductions. DZS backlog has reached record levels for the third consecutive quarter and has increased by a multiple of 2.7 times compared to the same period one year ago.

During the third quarter of 2021, our order growth continued at an elevated pace, increasing 47% year-over-year to $124.5 million. Year-to-date orders reached $369.5 million.

Record Backlog at the End of Q3 2021

($ in millions)

$250
$200
$150
$100
$50
$0
Q1'20
Q2'20
Q3'20
Q4'20
Q1'21
Q2'21
Q3'21

We have recognized 58 new customers year-to-date led by the North America and Europe regions.

Third quarter 2021 revenue of $88.4 million was above the mid-point of guidance, representing a sequential 6.9% increase, and a 5.9% decline compared with record revenue of $94 million reported in the third quarter of 2020.

We have recognized 58 new customers year-to-date led by the North America and Europe regions.

*2021 Annual Revenue reflects the mid-point of guidance as of Nov. 1, 2021.

5

Q3 2021 Shareholder Report

Geographic Expansion

Our geographic diversification, sales and marketing investment are yielding positive results. The combined Americas and EMEA regions represented 54% of total revenue during the third quarter, or $47.7 million, driven by significant year-over-year growth in the Americas.

Revenue Mix by Geographic Region
($ in millions)
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
21%
18%
61%
19%
20%
61%
22%
25%
53%
20%
32%
48%
23%
31%
46%
Q3'20
Q4'20
Q1'21
Q2'21
Q3'21
Asia
Americas
EMEA

Adding to the current investment cycle and technology shifts underway across the global fixed broadband and mobile landscapes, many service providers with Chinese vendor infrastructure and connect home solutions continue to evaluate alternative options. We are actively pursuing and participating in Huawei and ZTE cap & growth and replacement projects particularly across Canada, EMEA, Pan Asia and India regions.

Americas Region

Revenue from the Americas region increased 3% sequentially and 62% year-over-year to $27.3 million for the third quarter of 2021. The region recognized over 90% growth with increased activity reflecting market share gains through innovation and strategic alignment with service providers and fiber overbuilders. Government sponsored broadband incentive programs such as the $20.4 billion U.S. Rural Digital Opportunity Fund (RDOF) are also contributing to the region’s accelerated deployment activity. The newly proposed and incremental Infrastructure Investment and Jobs Act plans to invest an additional $42.5 billion in broadband infrastructure.

Revenue from the Americas region increased 3% sequentially and 62% year-over-year to $27.3 million for the third quarter of 2021.

6

Q3 2021 Shareholder Report

EMEA Region

Driven by continued fiber access strength in the Middle East, revenue from the EMEA region increased 22% sequentially and 2% year-over-year to $20.4 million for the third quarter of 2021. The EMEA service provider market is increasingly receptive to DZS as alternative technology partners to transition and ultimately replace Chinese vendors. Such vendor replacement initiatives are underpinned by recent forecasts from FTTH Council Europe/IDATE (September 2021) that show EMEA is poised to expand deployment of Fiber-to-the-Home technologies, particularly in low fiber penetrated countries such as Italy, Germany, and the U.K. Additionally, many countries throughout Europe are providing billions of dollars for broadband investment through government sponsored broadband stimulus programs, including $14.2 billion and $6.9 billion in Germany and the U.K., respectively.

Driven by continued fiber access strength in the Middle East, revenue from the EMEA region increased 22% sequentially and 2% year-over-year to $20.4 million for the third quarter of 2021.

Source: IDATE for FTTH Council Europe

Asia Region

Revenue from Asia represented 46% of total revenue in the third quarter of 2021, increasing 3% sequentially to $40.7 million, declining 28.6% year-over-year from an exceptionally strong third quarter of 2020. We are pursuing new opportunities spanning New Zealand, Australia, southeast Asia and India many of which are evaluating and assessing Chinese vendor cap & grow and replacement projects. DZS was recently awarded a broadband connectivity project with a Tier I service provider in India that we expected to ramp during the second half of 2022. In southeast Asia, our sales pipeline is expanding, including O-RAN architecture evaluations by a number of service providers. Our O-RAN xHaul solutions are part of the Rakuten Symphony communications platform reference design and are being considered as Rakuten expands their network architecture and intellectual property with other service providers globally.

7

Q3 2021 Shareholder Report

Technology Segments

Broadband Connectivity

Broadband Connectivity revenue of $64.8 million in the third quarter of 2021 (73% of total revenue) increased 3.2% from $62.8 million in the second quarter of 2021 and 2.0% compared with $63.5 million in the third quarter of 2020. Revenue growth is the result of strengthening fiber access sales in the Americas and Middle East regions. Elevated demand for our broadband connectivity platforms and connected home solutions continues to exceed supply availability, reflecting the global expansion and investment cycle underway and fueled by various government sponsored broadband stimulus funding programs.

Mobile Transport

Mobile Transport revenue was $23.6 million in the third quarter of 2021 (27% of total revenue), an increase of 18.6% from $19.9 million in the second quarter of 2021 and a decrease from $30.5 million in the third quarter of 2020. The sequential increase was the result of increased sales in the Asia region associated with service provider 5G and O-RAN initiatives, while the year-over-year decline reflects a timing factor of volume deployments with several marquee customers.

Demand for Mobile xHaul applications is a function of both network capacity expansion to cell-sites and the potential 10-fold or larger increases in density of 5G networks compared with 4G networks. The DZS Chronos portfolio for mobile xHaul applications (fronthaul, midhaul, and backhaul) supports both 4G and 5G network technologies. Our flagship deployments with Softbank,

Rakuten and LGU+ are validating our technology leadership and alignment with the evolving 5G and O-RAN deployment models.

As mobile service providers engage in technology shifts from 4G to 5G, O-RAN is increasingly becoming the favorable architecture for new deployments and is creating a new wireless ecosystem vendor landscape.

Our flagship deployments with Softbank, Rakuten, and LGU+ are validating our technology leadership and alignment with the evolving 5G and O-RAN deployment models.

Gross Margin Expansion

Adjusted gross margin of 36.8% in the third quarter of 2021 exceeded our 33.0–34.5% guidance and represented an increase of 620 basis points year-over-year. Our strategic sales investments and geographic decisions over the past year improved margins as did comprehensive product portfolio rationalization which has resulted in a synergized and simplified next generation focused portfolio. Favorable margin results at DZS were partially offset by increased component, logistic, and supplier expedite costs.

Strengthened relationships with our supplier partners and contract manufacturers, as well as assertive working capital management enabled us to meet and exceed the majority of customer delivery expectations.

As a result of 18 months of supply chain disruptions caused by the global pandemic, many of the industry’s leading semiconductor and component suppliers have elected to raise prices. After a thorough and thoughtful assessment and collaboration with customers, we have begun to implement price increases designed to offset elevated supply chain ecosystem, freight and logistics costs.  We anticipate our new pricing strategy will enable us to stay on course to deliver both our revenue growth and margin expansion objectives outlined in our Q2 2021 Shareholder Report.

Adjusted gross margin of 36.8% in the third quarter of 2021 exceeded our 33.0-33.45% guidance and represented an increase of 620 basis points year-over-year.

As outlined in our second quarter report, we have undertaken several strategies to improve our margin profile. In the third quarter we demonstrated progress with these initiatives, including the consolidation of our German manufacturing operations. Over time, we anticipate that our margins will benefit from ongoing manufacturing consolidation as well as continued product rationalization, introduction of global platforms, expansion of software revenue through DZS Cloud and the new DZS Plume partnership.

8

Q3 2021 Shareholder Report

1)

Manufacturing Consolidation: We successfully consolidated our German manufacturing operations into our manufacturing facility near Tampa Bay, Florida. DZS is leveraging internal manufacturing capabilities in the United States, which offer a competitive advantage in bidding on domestic opportunities. We continue to estimate this consolidation will deliver approximately $7 million of annual cost savings, largely comprised of headcount reductions.

2)  Supply Chain Consolidation: We are taking additional measures to rationalize the DZS manufacturing footprint and improve economies of scale with the recently announced expanded contract manufacturing partnership with Jabil. The global manufacturing and supply chain expertise and agility of Jabil, along with its diversified global footprint, enables DZS to advance hybrid manufacturing and supply chain sustainability strategies to respond to customer demand while mitigating risk of unforeseen world events.

3)

Strategic Supplier Relationships: Over the past year we have strengthened our relationships with supply chain partners such as Broadcom. Our strategic Broadcom alignment (DZS Expands Collaboration with Broadcom) is geared towards driving market share gains with Tier I service providers throughout the world.

4)

Product Globalization and Rationalization: DZS has been systematically streamlining and rationalizing its portfolio of systems and solutions to be global market addressable and optimized in terms of common form factors and features. This on-going initiative has already yielded a nearly 60% hardware SKU reduction. This portfolio streamlining and rationalization, which has been occurring while we have been seeing strong order, backlog, and revenue growth, is contributing to economy of scale improvements, mid- to long-term margin expansion and near-term advantages in addressing supply chain challenges.

9

Q3 2021 Shareholder Report

5)	New Product Introductions: DZS has recently launched several innovative new products and solutions that offer high value to our customers and are highly differentiated in the market.

-	Additions to the DZS Helix Edge Access portfolio supporting 10 Gig services, Wi-Fi 6, and OpenSync software technology
-	XCelerate by DZS 10 Gig-class line cards for flexible optical broadband service with multiple 100 Gig uplink capability
-

The DZS Xperience software solution, enhanced by technology from Plume, provides service providers access to applications, insights, and intelligence that help them more effectively manage and profit from both residential and small business subscribers.

We believe that the differentiation and value delivered by these new products and solutions will contribute to margin improvements.

Navigating the Supply Chain

While the above initiatives have driven gross margin improvements in the third quarter, overall supply chain dynamics have posed additional challenges. The global supply chain ecosystem has been increasingly challenged as the COVID-19 pandemic has continued to interrupt manufacturing and logistics. Additionally, strong global demand has limited inventory. The duration and severity are resulting in availability constraints, extended lead times, decommits from suppliers, expedite fees, and overall headwinds. As a result, we began experiencing price increases for the components, printed circuit boards, memory, semiconductor components that are used in producing our platforms and solutions in the third quarter of 2021.

To address these margin-impacting headwinds, we have recently implemented a strategy that incorporates price increases across our portfolio. We believe these actions, along with our DZS Cloud and DZS Xperience software solutions will give us the best opportunity to remain on track to achieve our longer-term growth and margin goals.

10

Q3 2021 Shareholder Report

Cloud-Native Broadband Experience and Service Management

As part of our product strategy to expand the DZS Cloud software and services portfolio and to help our customers transform from technology providers to experience providers, DZS announced a partnership with personalized smart services pioneer Plume on Oct. 11, 2021. The new solution, called DZS Xperience, is part of the award-winning DZS Cloud portfolio and provides service providers access to applications, insights, and intelligence that allows them to more effectively manage both residential and small business subscribers, create new service opportunities, and generate significant operational savings.

By integrating the DZS Cloud and DZS Helix Edge Access portfolios with Plume’s software-as-a-service platform, the two companies are offering both service providers and end-users a complete and cohesive view of their smart homes, businesses, and enterprise networks while giving their subscribers unprecedented control over their broadband experience.

As part of the agreement, DZS will also integrate the OpenSync, open-source software technology framework into a series of next generation Wi-Fi 6 connected home and business devices as part of the DZS Helix Edge Access portfolio.

The DZS/Plume partnership creates a highly competitive, intelligent, end-to-end smart home experience that expands the DZS connected premises equipment portfolio as well as DZS Cloud analytics, orchestration, and service management solutions.

11

Q3 2021 Shareholder Report

Balance Sheet Highlights

($ in millions)	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
Cash, cash equivalents and restricted cash	$40.4	$54.4	$63.7	$61.0	$52.4
Debt	$51.5	$43.5	$1.8	$-	$-
DSO	105	105	98	94	90
Inventory	$43.9	$39.6	$41.1	$50.6	$58.3
Inventory Turns	5.6x	5.6x	5.1x	4.7x	4.0x

Cash (including cash equivalents and restricted cash) at September 30, 2021 was $52.4 million compared with $61.0 million at June 30, 2021 and $40.4 million at September 30, 2020. Supported by a strengthened balance sheet from our January equity offering, the ongoing supply chain sourcing constraints and increasingly limited component availability has necessitated replenishing inventory to align with our strong backlog and customer forecasts in a rising cost environment. However, even with the increased inventory purchases, we still were not able to capture all the necessary inventory in order to fulfill demand. Annualized inventory turns were 4.0x during the third quarter of 2021, compared with 5.6x during the year ago quarter. Days Sales Outstanding (DSOs) were 90 days at September 30, 2021, versus 105 days in the year ago quarter.

We continued to build inventory throughout the third quarter to support the strong demand environment and to mitigate disruption stemming from the supply chain that negatively impacted working capital metrics.

Uses of cash during the quarter reflect continued inventory building to support strong demand, capital expenditures associated with our recent manufacturing consolidation, and the timing of accounts receivable collections. We continued to build inventory throughout the third quarter to support the strong demand environment and to mitigate disruption stemming from the supply chain that negatively impacted working capital metrics. We anticipate operating near net neutral cash flow for Q4 followed by seasonally stronger cash collections in Q1.

12

Q3 2021 Shareholder Report

Fourth Quarter 2021 and Full Year 2021 Guidance

The initiatives we have undertaken to date in 2021 are yielding results with continued record backlog and increased RFx activity, both of which have been correlated to the strong demand environment in our industry as well as continued enhancements to our sales team. We expect service provider broadband equipment and software demand to remain high through the rest of this year and for the next few years, reflecting increased mobile and fixed broadband investments by communications service providers due to the surge in network usage and internet traffic derived from telecommuting, remote learning, remote healthcare, and an increase in e-gaming and streaming video. Research analyst firm Omdia supports this strong investment view, with their most recent broadband access revenue forecast predicting a 90% increase in broadband access yearly spend between 2020 and 2026 (Omdia Fiber and Copper Access Equipment Forecast Midyear Update – 1H21, July 2021).

We are providing Q4 and full-year 2021 guidance in the table below, which reflects our outlook as of Nov. 1, 2021. For the fourth quarter of 2021, we anticipate continued strong demand across our broadband connectivity and mobile transport platforms, although order and revenue growth will be constrained by supply chain headwinds. We expect our price increases and, more importantly, our expedite fee strategies implemented earlier in the fourth quarter will help to offset some of the potential margin impact in Q4 2021 due to component and logistics cost increases. If not for the anticipated continued supply chain headwinds, we would have expected our gross margins to be relatively consistent with Q3 2021. We expect our Q4 2021 revenue to be in the range of $80-100 million, which results in a full year revenue guidance range of $332-352 million.

		Q4 2021		Full Year 2021
	Low	High	Low	High
			($ in millions)
Net revenue	$80.0	$100.0	$332.0	$352.0
Adjusted Gross margin %(1)	32.0%	34.0%	34.2%	34.7%
Adjusted Operating expenses(1)	27.0	26.0	108.0	107.0
Adjusted EBITDA(1)	0.0	7.0	7.9	15.2
(1) Item represents a non-GAAP financial measure; see discussion below, as well as a reconciliation to the comparable GAAP measure in the financial tables attached to this shareholder letter.

13

Q3 2021 Shareholder Report

  DZS will participate at the following upcoming Investor events:

-	Nov. 11th – Stifel Midwest Growth Conference
-	Nov. 16th – Needham Security, Networking & Communications Conference
-	Nov. 16th – Craig-Hallum Fall 12th Annual Alpha Select Conference
-	Dec. 14th – Oppenheimer 5G Summit
-	Jan. 10th – 14th – Needham Growth Conference

In closing, we want to thank the employees of DZS and our customers who place their trust in us every day, and our shareholders for their continued confidence in and commitment to DZS. The leadership team is committed to delivering the best financial performance possible, balancing short-term and long-term strategic decisions with the goal of creating and sustainably growing shareholder value.

Sincerely,

/s/ Charlie Vogt	/s/ Misty Kawecki
Charlie Vogt	Misty Kawecki
President & CEO	CFO

Conference Call

DZS will host a conference call to discuss its first quarter financial results on Tuesday, Nov. 2, 2021, at 10:00 a.m. (ET).

Conference call details:

Date: Tuesday, Nov. 2, 2021

Time: 10:00 a.m. Eastern time zone

U.S. dial-in number: 877-742-9182

International number: +1-602-563-8857

Conference ID: 6464188

Webcast link: https://edge.media-server.com/mmc/p/csdtmrjc

Investor Inquiries

Ted Moreau

Vice President, Investor Relations

ir@dzsi.com

14

Q3 2021 Shareholder Report

About DZS

DZS Inc. (NASDAQ: DZSI) is a global leader in broadband connectivity systems and platforms and communications software solutions with more than 20 million products deployed with marquee communication services providers spanning the globe. DZS is helping many of the world’s most advanced and innovative service providers and enterprises leverage the power of 5G, 10 gig fixed broadband, and software-defined networks to deliver cutting-edge services and lead in their markets.

DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.

Forward-Looking Statements

Statements made in this stockholder letter and the earnings call contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995.  These statements reflect the beliefs and assumptions of the company’s management as of the date hereof.  Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, statements that refer to projections of earnings, revenue, operating expenses, gross profit, costs or other financial items (including non-GAAP measures) in future periods are forward-looking statements.  Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict.  The company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. In addition to the factors discussed in this stockholder letter, factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the company’s SEC filings available at www.sec.gov, including without limitation, the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen affects from the COVID-19 pandemic and global economic climate may give rise to, or amplify, many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements for any reason.

Use of Non-GAAP Financial Information

To supplement DZS's consolidated financial statements presented in accordance with GAAP, DZS reports Adjusted Cost of Revenue, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Operating Income (Loss), Adjusted (Non-GAAP) Net Income attributable to DZS (including on a per share basis), EBITDA,

15

Q3 2021 Shareholder Report

and Adjusted EBITDA, which are non-GAAP measures DZS believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of DZS's past financial performance and prospects for the future. DZS believes these non-GAAP financial measures provide useful information to both management and investors by excluding specific expenses and gains that DZS believes are not indicative of core operating results. Further, each of these are non-GAAP measures of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the telecommunications and manufacturing industries. Other companies in the telecommunications and manufacturing industries may calculate these metrics differently than DZS does. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.

DZS defines Adjusted Cost of Revenue as GAAP Cost of Revenue less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core product cost and may or may not be recurring in nature. We believe Adjusted Cost of Revenue provides the investor more accurate information regarding the actual cost of our products and services, excluding the impact of costs of revenue that are not routine components of our core product cost, for better comparability of our costs of revenue between periods and to other companies. DZS defines Adjusted Gross Margin as GAAP Gross Margin less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance and may or may not be recurring in nature. We believe Adjusted Gross Margin provides the investor more accurate information regarding our core profit margin on sales, excluding the impact of cost of revenue that are not routine components of our core product cost, for better comparability of gross margin between periods and to other companies.

DZS defines Adjusted Operating Expenses as GAAP operating expenses plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, goodwill impairment, impairment of long-lived assets, loss on debt extinguishment, restructuring and other charges, headquarters relocation, executive transition, and bad debt expense, any of which may or may not be recurring in nature. We believe Adjusted Operating Expenses provides the investor more accurate information regarding our core operating expenses, which include research and development costs, selling, general and administrative costs, and amortization of intangible assets, excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.

DZS defines Adjusted Operating Income (Loss) as GAAP Operating Income (Loss) plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based

16

Q3 2021 Shareholder Report

compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, goodwill impairment, impairment of long-lived assets, loss on debt extinguishment, restructuring and other charges, headquarters relocation, executive transition, and bad debt expense, any of which may or may not be recurring in nature. We believe Adjusted Operating Income (Loss) provides the investor more accurate information regarding our core operating Income (Loss), excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.

DZS defines Non-GAAP net income (loss) as GAAP Net Income plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, goodwill impairment, impairment of long-lived assets, loss on debt extinguishment, restructuring and other charges, headquarters relocation, executive transition, and bad debt expense, any of which may or may not be recurring in nature. We believe Non-GAAP net income (loss) provides the investor more accurate information regarding our core income, excluding the impact of charges that are not routine components of our core product cost or core operating expenses, for better comparability between periods and to other companies.

DZS defines EBITDA as net income (loss) plus or minus (as applicable) (i) interest expense, net, (ii) income tax provision (benefit), and (iii) depreciation and amortization expense. DZS defines Adjusted EBITDA as EBITDA plus or minus (as applicable) (i) stock-based compensation expenses, and (ii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, goodwill impairment, impairment of long-lived assets, loss on debt extinguishment, restructuring and other charges, headquarters relocation, executive transition, and bad debt expense, any of which may or may not be recurring in nature. DZS believes that EBITDA and Adjusted EBITDA are useful measures because they provide supplemental information to assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance, as well as in assessing the sustainable cash-generating ability of the business. In addition, DZS believes these measures are of importance to investors and lenders in assessing the Company’s overall capital structure and its ability to borrow additional funds.

A reconciliation of EBITDA and Adjusted EBITDA to each of their respective GAAP counterparts for the three and nine-months ended September 30, 2021, and September 30, 2020 is included at the end of the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) below. Reconciliations of the other Non-GAAP measures included herein to their GAAP counterparts are provided in the section below entitled “Reconciliation of GAAP to Non-GAAP Results” and “Reconciliation of GAAP to Non-GAAP Financial Guidance”.

17

Q3 2021 Shareholder Report

DZS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share data)

	For the Quarters Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Net revenue	$88,412	$82,700	$93,947	$252,143	$211,959
Cost of revenue	56,213	55,622	65,755	164,771	144,004
Gross profit	32,199	27,078	28,192	87,372	67,955
Operating expenses:
Research and product development	11,707	11,962	9,033	34,788	27,238
Selling, general and administrative	19,539	18,256	16,795	69,619	43,472
Restructuring and other charges	6,754	(908)	-	12,098	-
Impairment of long lived assets	-	-	-	1,735	-
Amortization of intangible assets	312	314	387	888	1,130
Total operating expenses	38,312	29,624	26,215	119,128	71,840
Operating income (loss)	(6,113)	(2,546)	1,977	(31,756)	(3,885)
Interest income	20	19	14	81	98
Interest expense	(49)	(28)	(446)	(326)	(1,503)
Loss on debt extinguishment	-	-	-	-	(1,369)
Other income (expense), net	922	(261)	(41)	1,633	69
Income (loss) before income taxes	(5,220)	(2,816)	1,504	(30,368)	(6,590)
Income tax (benefit) provision	676	463	1,619	2,032	2,452
Net income (loss)	$(5,896)	$(3,279)	$(115)	$(32,400)	$(9,042)

Earnings (loss) per share
Basic	$(0.22)	$(0.12)	$(0.01)	$(1.22)	$(0.42)
Diluted	$(0.22)	$(0.12)	$(0.01)	$(1.22)	$(0.42)
Weighted average shares outstanding:
Basic	27,201	26,982	21,592	26,484	21,532
Diluted	27,201	26,982	21,592	26,484	21,532

Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(5,896)	$(3,279)	$(115)	$(32,400)	$(9,042)
Interest expense, net	29	9	432	245	1,405
Income tax (benefit) provision	676	463	1,619	2,032	2,452
Depreciation and amortization	1,112	1,178	1,386	3,555	3,935
EBITDA	$(4,079)	$(1,629)	$3,322	$(26,568)	$(1,250)
Stock-based compensation	3,104	1,994	1,660	6,450	3,310
Acquisition costs	9	37	-	689	-
Loss on debt extinguishment	-	-	-	-	1,369
Headquarters and facilities relocation	(908)	-	35	1,012	35
Executive transition	200	101	1,383	372	1,383
Bad debt expense	-	-	-	14,206	-
Restructuring and other charges	6,754	(908)	-	12,098	-
Adjusted EBITDA	$5,080	$(405)	$6,400	$8,259	$4,847

18

Q3 2021 Shareholder Report

DZS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

($ in thousands)

	September 30,	December 31,
Assets	2021	2020
Current assets
Cash, cash equivalents and restricted cash	$52,389	$54,419
Accounts receivable, net	84,730	97,253
Other receivables	12,477	9,165
Inventories	58,270	39,572
Contract assets	3,466	6,182
Prepaid expenses and other current assets	8,906	5,332
Total current assets	220,238	211,923
Property, plant and equipment, net	9,256	7,146
Right-of-use assets from operating leases	12,932	18,483
Goodwill	6,145	3,977
Intangible assets, net	5,409	3,377
Deferred tax assets	1,156	1,405
Other assets	8,826	5,919
Total assets	$263,962	$252,230
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$67,953	$49,250
Short-term debt	-	13,787
Contract liabilities	4,585	4,400
Operating lease liabilities	4,118	4,494
Accrued and other liabilities	21,802	16,707
Total current liabilities	98,458	88,638
Long-term debt	-	29,754
Contract liabilities	2,951	2,471
Operating lease liabilities	12,694	15,959
Pension liabilities	18,685	20,052
Other long-term liabilities	3,426	1,777
Total liabilities	136,214	158,651
Stockholders’ equity
Common stock	27	22
Additional paid-in capital	218,596	147,997
Accumulated other comprehensive loss	(6,159)	(2,124)
Accumulated deficit	(84,716)	(52,316)
Total stockholders’ equity	127,748	93,579
Total liabilities and stockholders’ equity	$263,962	$252,230

19

Q3 2021 Shareholder Report

DZS INC. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to Non-GAAP Results

($ in thousands, except per share data)

The reconciliation of EBITDA and Adjusted EBITDA to net income is included above in the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss). Set forth below are reconciliations of Non-GAAP Cost of Revenue, Non-GAAP Gross Profit, Non-GAAP Operating Expenses, Non-GAAP Operating Income (Loss), Non-GAAP Net Income (Loss), and Non-GAAP Net Income (Loss) per Diluted Share to GAAP Cost of Revenue, Gross Profit, Operating Expenses, Operating Income (Loss), Net Income (Loss), and Net Income (Loss) per Diluted Share, respectively, which the Company considers to be the most directly comparable U.S. GAAP financial measures.

	Three Months Ended September 30, 2021
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$56,213	$32,199	36.4%	$38,312	$(6,113)	$(5,896)	$(0.22)
Adjustments to GAAP amounts:
Depreciation and amortization	(168)	168	0.2%	(944)	1,112	1,112	0.04
Stock-based compensation	(133)	133	0.2%	(2,971)	3,104	3,104	0.11
Headquarters and facilities relocation	-	-		-	-	(908)	(0.03)
Executive transition	-	-		(200)	200	200	0.01
Restructuring and other charges	-	-		(6,754)	6,754	6,754	0.25
Acquisition costs	-	-		(9)	9	9	-
Adjusted (Non-GAAP) amount	$55,912	$32,500	36.8%	$27,434	$5,066	$4,375	$0.16
	Three Months Ended June 30, 2021
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$55,622	$27,078	32.7%	$29,624	$(2,546)	$(3,279)	$(0.12)
Adjustments to GAAP amounts:
Depreciation and amortization	(231)	231	0.3%	(947)	1,178	1,178	0.05
Stock-based compensation	(68)	68	0.1%	(1,926)	1,994	1,994	0.07
Acquisition costs	-	-		(37)	37	37	-
Restructuring and other charges	-	-		908	(908)	(908)	(0.03)
Executive transition	-	-		(101)	101	101	-
Adjusted (Non-GAAP) amount	$55,323	$27,377	33.1%	$27,521	$(144)	$(877)	$(0.03)
	Three Months Ended September 30, 2020
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$65,755	$28,192	30.0%	$26,215	$1,977	$(115)	$(0.01)
Adjustments to GAAP amounts:
Depreciation and amortization	(503)	503	0.5%	(883)	1,386	1,386	0.06
Stock-based compensation	(16)	16	0.0%	(1,644)	1,660	1,660	0.09
Headquarters and facilities relocation	-	-		(35)	35	35	-
Executive transition	-	-		(1,383)	1,383	1,383	0.06
Adjusted (Non-GAAP) amount	$65,236	$28,711	30.6%	$22,270	$6,441	$4,349	$0.20
	Nine Months Ended September 30, 2021
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$164,771	$87,372	34.7%	$119,128	$(31,756)	$(32,400)	$(1.22)
Adjustments to GAAP amounts:
Depreciation and amortization	(608)	608	0.2%	(2,947)	3,555	3,555	0.13
Stock-based compensation	(243)	243	0.1%	(6,207)	6,450	6,450	0.24
Acquisition costs	-	-		(689)	689	689	0.03
Headquarters and facilities relocation	-	-		(1,920)	1,920	1,012	0.04
Executive transition	-	-		(372)	372	372	0.01
Restructuring and other charges	-	-		(12,098)	12,098	12,098	0.46
Bad debt expense	-	-		(14,206)	14,206	14,206	0.54
Impact from dilutive shares							(0.01)
Adjusted (Non-GAAP) amount	$163,920	$88,223	35.0%	$80,689	$7,534	$5,982	$0.22
	Nine Months Ended September 30, 2020
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$144,004	$67,955	32.1%	$71,840	$(3,885)	$(9,042)	$(0.42)
Adjustments to GAAP amounts:
Depreciation and amortization	(1,441)	1,441	0.7%	(2,494)	3,935	3,935	0.19
Stock-based compensation	(40)	40	0.0%	(3,270)	3,310	3,310	0.16
Loss on debt extinguishment	-	-		-	-	1,369	0.06
Headquarters and facilities relocation	-	-		(35)	35	35	-
Executive transition	-	-		(1,383)	1,383	1,383	0.06
Adjusted (Non-GAAP) amount	$142,523	$69,436	32.8%	$64,658	$4,778	$990	$0.05

20

Q3 2021 Shareholder Report

DZS INC. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to Non-GAAP Guidance

($ in millions)

The reconciliation of Adjusted EBITDA, Adjusted Gross margin and Adjusted Operating expenses to Net income (loss), Gross margin and Operating expenses, respectively, which the Company considers to be the most directly comparable U.S. GAAP measures.

	Q4 2021		Full Year 2021
	Low	High	Low	High
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(3.4)	$1.7	$(37.6)	$(32.3)
Interest expense, net	-	-	0.2	0.2
Income tax (benefit) provision	-	1.5	2.0	3.5
Depreciation and amortization	0.5	0.8	4.1	4.4
EBITDA	(2.8)	4.0	(31.2)	(24.1)
Stock-based compensation	2.5	2.7	9.0	9.1
Executive transition	-	-	0.4	0.4
Acquisition costs	-	-	0.7	0.7
Headquarters and facilities relocation	0.2	0.2	1.3	1.3
Transformational initiatives	0.2	0.2	27.8	27.8
Adjusted EBITDA	$0.0	$7.0	$7.9	$15.2

Reconciliation of Gross Margin to Adjusted Gross Margin:
GAAP Gross margin	31.7%	33.7%	33.4%	33.9%
COGS Depreciation and amortization	0.3%	0.3%	0.8%	0.8%
Adjusted Gross Margin	32.0%	34.0%	34.2%	34.7%

Reconciliation of Operating Expenses to Adjusted Operating Expenses:
Operating expenses	$30.2	$29.8	$151.1	$150.7
Depreciation and amortization	0.5	0.8	3.5	3.8
Stock-based compensation	2.4	2.7	8.6	8.9
Acquisition costs	-	-	0.7	0.7
Executive transition	-	-	0.4	0.4
Headquarters and facilities relocation	0.1	0.1	2.1	2.1
Transformational initiatives	0.2	0.2	27.8	27.8
Adjusted Operating Expenses	$27.0	$26.0	$108.0	$107.0

21

Q3 2021 Shareholder Report

Thank You

22